Kramer Levin Naftalis & Frankel LLP
                                                                                      May 11, 2011

Oppenheimer Equity Income Fund, Inc.
6803 South Tucson Way
Englewood, Colorado 80112-3924

Re:      Agreement and Plan of Reorganization between Oppenheimer Balanced Fund and Oppenheimer Equity Income Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel to Oppenheimer Equity Income Fund, Inc., a Maryland corporation (the “Fund”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Fund, in connection with the acquisition of substantially all of the assets of Oppenheimer Balanced Fund, a Massachusetts business trust (“Balanced Fund”), by and in exchange for shares of common stock, par value $0.0001 per share (the "Shares"), of the Fund (the “Transaction”).

We have reviewed Fund’s Articles of Incorporation and By-laws, each as supplemented and amended; the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Fund's Board of Directors (the "Agreement"); and resolutions adopted by the Fund's Board of Directors in connection with the Transaction (the “Resolutions”), and such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below. As to questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers, trustees or other representatives of the Fund, public officials and others, and have reviewed such other documents and made such other investigations as we have deemed appropriate. We have not independently verified the facts so relied on.

On the basis of the foregoing, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered against payment therefor in accordance with the Resolutions and the Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York, that in each case, in our experience, we recognize are normally applicable to transactions of the type contemplated by the Agreement (the “Relevant Laws”). In particular, we do not hold ourselves out as qualified to practice with respect to the laws of the State of Maryland. To the extent that the opinions expressed herein relate to the laws of the State of Maryland, we have relied exclusively, with your consent, upon the opinion of Venable LLP dated the date hereof, and our opinions set forth herein are subject to all assumptions, limitations and qualifications contained in such opinion as if set forth herein in full. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction. The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us as legal counsel to the Fund in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP
    Kramer Levin Naftalis & Frankel LLP